EXHIBIT F-3
                         GPU CAPITALIZATION

                               Actual
                           June 30, 1997

                               $ Millions     Percentage
 Debt:
      First Mortgage Bonds     $2,510
      Other Long-Term Debt        818
      Short-Term Debt             443
                               $3,771            50.8%
 Preferred:
      Stock                    $  171
      Securities                  330
                               $  501             6.7%

 Common Equity:
      Common Stock             $  314
      Reacquired Common Stock     (84)
      Capital Surplus             754
      Retained Earnings         2,172
                               $3,156            42.5%

 Total Capitalization          $7,428           100.0%

      The  foregoing table  includes $97  million  of non-recourse debt
 related  to  Exempt   Entities  that  is  consolidated  for financial
 reporting purposes. The following table sets forth GPU's proforma capitalization, assuming that the entire aggregate amount of non-recourse debt applicable to Exempt Entities which is attributable to GPU's ownership interest ($1.284 billion) is consolidated:

                             Pro Forma
                           June 30, 1997

                               $ Millions     Percentage
 Debt:
      First Mortgage Bonds     $2,510
      Other Long-Term Debt      2,005
      Short-Term Debt             443
                               $4,958            57.6%

 Preferred:
      Stock                    $  171
      Securities                  330
                               $  501             5.8%

 Common Equity:
      Common Stock             $  314
      Reacquired Common Stock     (84)
      Capital Surplus             754
      Retained Earnings         2,172
                               $3,156            36.6%

 Total Capitalization          $8,615           100.0%

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